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                                                                    Exhibit 4.28

                               CONTRACT AGREEMENT

                                      FOR

                           SOFTSWICTH SYSTEM CLASS-4
                              PROCUREMENT PROGRAM
                          THROUGH BUY OR RETURN SCHEME

                                    BETWEEN

                        PT TELEKOMUNIKASI INDONESIA, TBK

                                      AND

                            SANTERA-OLEX CONSORTIUM

                      NO. K. TEL. 264/HK. 910/UTA-00/2003

                            DATED DECEMBER 18, 2003
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                               CONTRACT AGREEMENT
                                       FOR
                           SOFTSWICTH SYSTEM CLASS-4
                               PROCUREMENT PROGRAM
                          THROUGH BUY OR RETURN SCHEME
                                     BETWEEN
                       PT TELEKOMUNIKASI INDONESIA, Tbk.
                                       AND
                            SANTERA-OLEX CONSORTIUM

                       No.: K.TEL. 264 /HK.910/UTA-00/2003

THIS CONTRACT (the "Agreement") is made the day of THURSDAY dated 18th DEC 2003, by and beeween :

I. PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA,Tbk., a network and services telecommunication provider, established under the laws of the Republic of Indonesia, having its registered office at Jalan Japati No.l, Bandung, for the purpose of this Agreement duly represented by AGUS UTOYO in his capacity as Director of HRD and Business Support, hereinafter referred to as "TELKOM", and

II. SANTERA-OLEX CONSORTIUM, a consortium incorporated under Consortium Agreement No. 03TEKTEAM0813.dated 20 September 2003 which has been legalized by Notaries Benny Djaja, SH, SE, MM., No.1276/W/IX/2003
         dated 25 September 2003, its having office at Wisma Bisnis Indonesia Lt-15 JI.Letjen S.Paiman Kav.12 Jakarta - 11480, in this legal act duly represented by:

         FADJAR TJOANDA, title President Director of PT. OLEX CABLES INDONESIA (Leader) a corporation incorporated under the laws of the Republic of Indonesia having its registered office at Wisma Bisnis Indonesia Lt-15 JI.Letjen S.Parnan Kav.12 Jakarta -11480, and

         TEO KENG SOON, tide Managing Director Asia Pasific Regional of SANTERA (Member), a corporation organized and

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         existing under the laws of the Stated of California - USA, having its address at 80 Raflles Place Level 36 UOB Plaza 1 Singapura - 048624,

         for the purpose of signing of this Agreement duly represented FADJAR TJOANDA, title President Director PT.OLEX CABLES INDONESIA hereinafter referred to as CONTRACTOR.

(TELKOM and CONTRACTOR are individually hereinafter referred to as a "Party" and collectively as the "Parties").

                                   WITNESSETH

a. WHEREAS in anticipacing tele communication business in the upcoming, TELKOM desire to modernize its existing telecommunication equipment so as to be in compliance to creating performance and quality such existing equipment;

b. Whereas TELKOM through its letter No.TEL.154/LG000/TCC-00/2003 dated 17 November 2003. has submitted the invitation for second stage to the CONTRACTOR;

c. Whereas to respon the TELKOM's letter as mentioned in point b. above, the CONTRACTOR through its letter dated 19 November 2003 and 05 December 2003 has submitted the bid to TELKOM cq. Tender Committee;

d. whereas TELKOM trough its letter number: Tel.962/LG000/TCC-00/2003 dated 12 December 2003, has appointed the SANTERA-OLEX CONSORTIUM as a CONTRACTOR to execution the procurement and implementation of Trunk Softswtch under Softswitch Class-4 basis which contract amounting of US$.4,050,510 and Rp.2.457.191.459,- excluding 10% VAT.

e. whereas CONTRACTOR through its commitment letter no Ref.No.PSF020-001 dated 15 December 2003 hereby commit and agree to carry out the Works accordance with point d. mentioned above.

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f.       WHEREAS between TELKOM and CONTRACTOR has been held the contract discussions in accordance with Minutes of Meetings dated 5 December 2003 and 10 - 12 December 2003;

NOW THEREFORE, based upon the above-mentioned considerations, the Parties hereto have agreed to bind each other into this AGREEMENT under the following terms and conditions:

CHAPTER 1
GENERAL TERMS AND CONDITIONS

ARTICLE 1
DEFINITIONS

1.1. Where the context permits, the following expressions shall have the following meanings:

     a. BILL OF QUANTITIES (BoQ) means the bill of quantities set out in Appendix 1, as may be modified from time to time in mentioned in Articles 3.3. and 45;

     b. AGREEMENT shall mean this Agreement together with appendices and amendments thereof;

     c. WORKS means the objective of the Agreement, i.e., supply of Goods, survey, design, installation/construction, testing, integrating with existing system, complete and operational system as required, documentation, training and any other associated services or activities whatsoever for the implementation of the Project and the performance of the Agreement by the Contractor up to the last issue of FINAL BAC;

     d. GOODS means equipment includes all kinds of machinery, apparatus, materials, articles, spare parts, necessary tools and test equipment for operation and maintenance, relevant drawings, operation manuals and handbooks which the Contractor is required to supply to

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         TELKOM under the Agreement;

     e. SERVICES means the Contractor's services and activities such as survey, design, installation/ construction, progress/ quality control, testing, reporting, commissioning and training which the Contractor is required to execute under the Agreement.

     f. PROJECT means Softswitch System Class-4 including all of its supporting EQUIPMENT has procured and installed by CONTRACTOR where the SYSTEM can be tested, accepted and technical and commercial operation.

     g. REQUEST FOR PROPOSAL means "General Conditions", "Technical Specifications", "Project Specifications" and any additional notice which may be given to Bidder.

     h. PROPOSAL means the written offer in response to the Request for Proposal.

     i. CONTRACT PRICE means the net price (including any applicable Value Added Tax) payable to the Contractor for the full and proper performance of the Agreement.

     j. PROJECT MANAGER means TELKOM's staff duly authorized by TELKOM to act as its representative for the execution of the Project.

     k. DEFAULT means any of negligent act or failure in the implementation of the Project in respect of the Agreement.

     l. EXISTING SYSTEM shall mean all of TELKOM's existing and operational system in deployment sites;

     m. SYSTEM means the Softswitch System Class-4 forming a network ready for accepted, handed over and operated by TELKOM. The SYSTEM consists of subsystems as follows:

         -    Media Gateway controller/Softswitch

         -    Signalling Gateway

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         -    Trunk Gateway

         -    Features Server

         -    Network Management System

         -    Power Supply Equipment

     n. TECHNICAL SPECIFICATION shall mean technical specifications as mutual agrred by both parties and as mentioned in the Appendix 9 of this AGREEMENT;

     o. PROJECT SITE means a location or locations which the Goods are to be delivered and/or where the Works are to be performed by the Contractor.

     p. INTEGRATION shall mean the integration between the SYSTEM and EXISTING SYSTEM which properly fuction;

     q. COMMISSIONING means such activities that shall be done by the CONTRACTOR in preparation of the ACCEPTANCE TEST;

     r. ACCEPTANCE TEST (Buy or Return Acceptance Test - BAT) shall mean physical and visual checking of the installation and materials, and testing of SYSTEM to test the proper functionality as mentioned in
         Article 13 of this AGREEMENT of the EQUIPMENT installed;

     s. ACCEPTANCE TEST REPORT shall mean written document being made and signed by Parties hereto through their respective duly representatives, certifying the ACCEPTANCE TEST has been completed and stating the results.

     t. BUY OR RETURN ACCEPTANCE TEST CERTIFICATE (BAC) means an official written statement, dated and issued by Telkom cq. Project Manager indicating that the Works of Buy or Return basis have been performed, completed and tested satisfactorily can be operated and handed over to and accepted by TELKOM in accordance with the Agreement.

     u.  TRAINING CERTIFICATE mean an official written statement issued by

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         TELKOM cq. Project Manager indicating that the entire work of TELKOM's employee training have been completely done by Contractor.

     v. FINAL BAC means an official written statement, dated and issued by TELKOM cq. Project Manager indicating that the entire Work of Buy or Return Basis handed over to TELKOM under the Agreement have satisfactorily performed and operated including one year warranty period and the Contractor has performed all his obligations under the Agreement.

     w. EQUIPMENT shall mean all equipment (both hardware and software), cables, apparatus, drawings, manuals, documents and anything else which shall be provided by the CONTRACTOR to TELKOM in accordance with this AGREEMENT;

     x. MONTHS and DAYS denote Gregorian calendar months and calendar days, respectively.

     y. BUY OR RETURN BASIS means SYSTEM procurement scheme, where if, the SYSTEM can technical and commercial properly function and good operation, then TELKOM will buy and make payment to CONTRACTOR. In case the SYSTEM fail during acceptance test then TELKOM will return such fail equipment according to detail scheme as described in Article 5 of this Agreement.

     z.  WARRANTY PERIOD means a period of twelve (12) months from BAC;

     aa. EFFECTIVE DATE OF CONTRACT (EDC) means the date on which all the provisions of Article 51 are fulfilled.

ARTICLE 2
GENERAL CONDITIONS

2.1.     If any provision of this Agreement or part

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         thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable only to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.

2.2. No failure on the part of either Party to exercise and no delay on the part of either Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

2.3. This AGREEMENT shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

ARTICLE 3
SCOPE OF WORKS

3.1. The Scope of this AGREEMENT covers the procurement of Softswitch System Class-4 and services from CONTRACTOR in Cikupa, Semanggi-2, Bandung Centrum, Bandung Japati and Surabaya Kebalen locations according to the configuration, capacity plan, Bill of Quantity, and Technical Specification as set out in Appendices 1,5 and 9.

3.2. For the purpose of the implementation of the WORKS, CONTRACTOR shall carry out the followings:

         a.   Survey, design and engineering plan;

         b. Procurement and/or manufacturing of EQUIPMENT and delivery of the EQUIPMENT to the LOCATIONS;

         c.   Implementation, INTEGRATION of SYSTEM to EXISTING SYSTEM;

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         d.   Warranty for one (1) year period after BAC; and;

         e. Software maintenance, up date and up grade for 1 (one) year from BAC

         f.   All risks insurance;

         g.   Commissioning and Testing;

         h.   Training & On the Job Training.

3.3. The Scope of WORKS shall be adjusted and executed under an Amendment to this AGREEMENT:

         a. after the detailed survey, design and engineering is completed and approved by TELKOM; and

         b. after the final As-Built Bill of Quantity is completed and approved by TELKOM

3.4 This AGREEMENT is a contract covering various steps involved in the Softswitch System Class-4 Procurement Program on a turnkey basis with referrence to Article 5 of this Agreement.

3.5. "TURNKEY BASIS" pursuant to the Scope of Work, upon the effective date of this contract, CONTRACTOR shall be fully and solely responsible for the survey, design, development, manufacture, delivery, supply, installation, integration and Commissioning of the Network, and the remedying of any defects, so as to make the SYSTEM ready for service. CONTRACTOR shall also do everything necessary as reasonably may be inferred from this AGREEMENT as being required of CONTRACTOR to perform all of its obligations under this Agreement.

ARTICLE 4
PERIOD AND WORKS
IMPLEMENTATION

4.1. The WORKS. The WORKS the Softswitch System Class-4 Procurement Program shall

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         be carried out and completed entirely within four (4) months and fourteen (14) calendar days from the EDC up to May 2, 2004.

4.2. Delays. In the event CONTRACTOR has a delay in the completion of the WORKS as mentioned in Article 4.1 and 4.2 above then CONTRACTOR shall be imposed liquidated damages as referred to in Article 35 of this AGREEMENT.

4.3. If such delays are due to (i) CONTRACTOR and TELKOM agreed upon a variation of WORKS as mentioned in Article 46, or (ii) there is any instruction to stop the Work from TELKOM or (iii) Force Majeure, then CONTRACTOR shall be permitted to extend the completion period of the WORKS based on approval from TELKOM.

ARTICLE 5
BUY OR RETURN SCHEME

5.1. The Softswitch System Class-4 Project shall be executed through the procurement program under the arrangement of Buy or Return scheme.

5.2.     After completetion of the Project installation period as described in
         Article 5.1. above, that the TELKOM's Team together with CONTRACTOR's Team shall conduct BAT of the SISTEM which is deployed by CONTRACTOR to ensure whether such SISTEM is successful and be properly function so such SYSTEM can be commercial and technical operated according to Technical Specification as stated in the Agreement or such SISTEM is failed.

5.3. If the result of acceptance test of SYSTEM by Team is stated that such SYSTEM can be commercial and technical operated according to Technical Specification as stated in the Agreement, that TELKOM cq. Head of TELKOM Construction Centre will issue the BAC as proof acceptance of the works and payment of such works.

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5.4.     If the result of acceptance test of SYSTEM according to Article 13 by
         Team is stated that such SYSTEM unsuccessfull and not function properly and can not be commercial and technical operated according to Technical Specification as stated in the Agreement, that this Agreement shall be terminated and CONTRACTOR shall remove the equipment has been intalled by CONTRACTOR in the construction locations as described in Article
         3.1. above without any payment from TELKOM to and/or reimburse costs occure by CONTRACTOR. By failure of such SYSTEM has been installed by CONTRACTOR, TELKOM will issue the official written indicating that such SYSTEM is failed to function, according to technical specification requirement.

5.5. CONTRACTOR shall remove the equipment as specified in Article 5.4. at the latest one (1) week from issued such TELKOM's statement letter, the delay to remove of such equipment will cause to charge any costs by TELKOM to utilize the TELKOM's facilities by CONTRACTOR according to applicable TELKOM's tariff.

5.6. In case the SYSTEM failure because of incorrect information given by CONTRACTOR when the section pass/fail in the evaluation process, CONTRACTOR shall be imposed liquidated damage as amount of the contract price as described in Article 19 plus any costs occure by TELKOM according to Statement Guaranty Letter on Pass/Fail Clarification for TELKOM Softswitch System Class 4 Procurement Program dated 21 October 2003 issued by CONTRACTOR.

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ARTICLE 6
SITE PREPARATION, ACQUISITION, RIGHTS OF WAY AND PERMITS

6.1 The Parties shall be responsible for preparing the Locations/Sites where the Deliverables are to be installed, in accordance with this Agreement.

6.2 CONTRACTOR shall perform all necessary tasks to ensure Location/Site preparation for Network roll-out in coordination with TELKOM, as follows:

6.2.1. Arrange and acquire all the permits required to perform the work for and on behalf of TELKOM, such as trenching/road excavation permits, installation permits, rights of way, building construction permit (IMB) and other permits necessary either from local municipality or other Parties. The costs for acquiring the permit have been included in the unit price and shall not be priced separately;

6.3 In the event omission of or delay in providing licenses, clearances, or permits by public authorities occurs, which affects the implementation schedule, provided all requirements have been fulfilled by CONTRACTOR, and after TELKOM provides its assistance, then the Parties shall agree to extend the implementation period.

ARTICLE 7
APPENDICES

7.1. Appendices. The following documents shall be attached and constitute as integral parts of this AGREEMENT:

         Appendix 1 : Price Breakdown, Bill of Quantity and Spare;

         Appendix 2 : Schedule of Implementation and Project Management Plan;

         Appendix 3 : E-Auction and Discussion Minutes of Meetings;

         Appendix 4 : Responsibility Matrix

         Appendix 5 : Configuration and Scope of Works;

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         Appendix 6 : Appointement Letter to CONTRACTOR;

         Appendix 7 : CONTRACTOR's Commitment Letters;

         Appendix 8 : Consortium Agreement;

         Appendix 9 : Technical Specification;

         Appendix 10 : Training's Syllabus;

         Appendix 11 : Buy or Return Acceptance Test Process;

         Appendix 12 : Test Items of Buy or Return;

         Appendix 13 : RFP & QA;

         Appendix 14 : RFQ & QA;

         Appendix 15 : Business Ethics.

7.2. Discrepancies. In the event of discrepancies between the provisions of this AGREEMENT with Appendices thereof, then the provisions of this AGREEMENT shall prevail.

CHAPTER 2.
TECHNICAL TERMS AND CONDITIONS

ARTICLE 8
TECHNICAL REQUIREMENTS

The WORKS shall be carried out under this AGREEMENT in accordance with TECHNICAL SPECIFICATIONS as referred to in Appendix 9 of this AGREEMENT;

ARTICLE 9
QUALITY ASSURANCE

9.1. CONTRACTOR shall make all reasonable efforts to ensure TELKOM, is entitled to inspect the production and installation phases of the processes of all members of CONTRACTOR's consortium. CONTRACTOR shall co-operate with TELKOM in case TELKOM elects at own expense to conduct such inspections.

9.2. CONTRACTOR warrant any equipment or a component thereof is produced by a sub-contractor working for CONTRACTOR, CONTRACTOR shall include similar provisions in its contract with the sub-contractor in order to enable TELKOM to perform inspections of a similar nature.

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9.3.     CONTRACTOR warrant that the good performance of SYSTEM of the
         Softswitch System Class-4 until the expiry of WARRANTY PERIOD through repair or replacement as necessary.

ARTICLE 10
SURVEY, DESIGN, AND PLANNING

10.1. The planning and design activities for the Project shall be able to fully accommodate the DRM mechanisms as described in Article 16 of this AGREEMENT.

10.2. The planning and design works shall consist of Survey of the Location / Site(s) that CONTRACTOR and TELKOM together to determine the optimum location/site for installation of the equipment, provided that the Location has been determined by TELKOM.

ARTICLE 11
INSTALLATION PROCEDURES AND STANDARDS

10.1. CONTRACTOR shall provide all services to ensure proper installation of all equipment, provide optimal operating conditions and maximize its long term viability. CONTRACTOR shall provide all tools and equipment necessary to install and commission their equipment.

10.2. CONTRACTOR shall provide equipment installation services and shall consist of the following activities:

         a. provision of materials, labor, equipment, tools and machinery for installation;

         b.   materials delivery and storage;

         c.   transportation of goods;

         d.   installation of the equipment;

         e.   cleaning-up sites; and

         f.   site preparation plan and drawings.

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10.3.    Provision of materials, labor, equipment, tools and machinery for installation shall consist of the following activities:

         a. CONTRACTOR shall provide all materials, labor, tools, transportation, telecommunication facilities (telephone, facsimile, etc.) and everything else necessary for completion of work in accordance with this AGREEMENT;

         b. CONTRACTOR shall employ an adequate supervisory force and an adequate staff of experienced engineers consisting of technicians and workmen to complete the work in a satisfactory and workman like manner within the time specified in this AGREEMENT;

         c. CONTRACTOR shall itemize and provide all equipment, tools, measuring equipment, machinery and electricity necessary for execution of the Scope of Work in Indonesia; and

 10.4. Installation of the equipment shall consist of the following activities:

         a. CONTRACTOR shall be responsible for providing connection and integrating sub-components into system units, i.e. Transmission Equipment and Outside Plant (OSP);

         b. CONTRACTOR shall be responsible for system unit check and shall ensure the each system units functions as required.

 10.5. Cleaning-up at each Location/site shall be conducted during installation periods and consist of the following activities:

         a. CONTRACTOR's Sub-contractor shall keep the work and storage areas clean and tidy and shall remove daily all combustible rubbish from inside and near the buildings, structures and plant;

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         b.   Upon completion of each installation, CONTRACTOR shall remove from the Location/site as early as possible all tools, appliances, packing cases and plant not constituting an integral part of this AGREEMENT.

         c. CONTRACTOR shall either remove or level as required by TELKOM's Project Manager, all excess earth or spoils resulting from any excavation.

         d. CONTRACTOR shall make good to the satisfaction of TELKOM's Project Manager at his own expense, all damages to buildings, plants, finishes etc caused by contractor, his subcontractor(s) and/or their employees.

ARTICLE 12
LOCAL SUPPORT INFRASTRUCTURE

CONTRACTOR shall provide TELKOM access to its local technical staff to ensure effective deployment, operations and timely problem solving. CONTRACTOR shall ensure such local support is timely, cost effective, and of high quality in order to meet TELKOM's desired service levels.

ARTICLE 13
ACCEPTANCE TEST AND HAND OVER

13.1. ACCEPTANCE TEST. The test procedure shall be completed and agreed upon by the Parties prior to the first ACCEPTANCE TEST. ACCEPTANCE TEST shall be carried out after the SYSTEM is commissioned by CONTRACTOR and is ready for ACCEPTANCE TEST. CONTRACTOR shall carry out ACCEPTANCE TEST over the whole WORKS as referred to in this AGREEMENT, at the LOCATIONS of installation in accordance with ACCEPTANCE TEST schedule which shall be submitted by CONTRACTOR, to TELKOM. The ACCEPTANCE TEST

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         shall be carried out in the presence of both parties' authorized representatives.

13.2. Prior Notice to ACCEPTANCE TEST. CONTRACTOR shall give notification to TELKOM within fourteen (14) calendar days prior to the date of the ACCEPTANCE TEST. Within seven (7) calendar days after receipt of such notification, TELKOM shall notify CONTRACTOR of its approval for such ACCEPTANCE TEST schedule or TELKOM may propose another ACCEPTANCE TEST schedule which shall not be later than seven (7) calendar days after CONTRACTOR's proposed date. In the event TELKOM does not respond to CONTRACTOR's notification within seven (7) calendar days, then TELKOM shall be deemed to approve such ACCEPTANCE TEST schedule.

13.3. ACCEPTANCE TEST implementation. Subsequent to the implementation of the SYSTEM, due for ACCEPTANCE TEST, the ACCEPTANCE TEST shall be carried out to test the compatibility within the SYSTEM that has been completed and EQUIPMENT being installed, with TECHNICAL SPECIFICATIONS agreed by CONTRACTOR and TELKOM. Further, CONTRACTOR shall deliver the ACCEPTANCE TEST REPORT to TELKOM.

         In case TELKOM's Team can not attend to acceptance test according to mutual greed schedule than the conducting acceptance test shall be rescheduled maximum for fourteen (14) calendar days. If TELKOM Team not attend after such reschedule then CONTRACTOR can conduct acceptance test without TELKOM's team attend and the result of test shall be deemed by TELKOM.

13.4. Error rectification obligations. Should there be any non-compliance with the TECHNICAL SPECIFICATIONS (hereinafter referred to as "Error") during ACCEPTANCE TEST period, TELKOM and CONTRACTOR shall record such Error in writing and CONTRACTOR shall start to rectify such Error according to BAT requirement.

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13.5.    Major Remaining Errors. If the result on ACCEPTANCE TEST indicates
         EQUIPMENT which is not operable, or causes damage or loss of data or software, or causes corrupted data (hereinafter referred to as "Major Remaining Errors"), then CONTRACTOR shall notify TELKOM in writing (a) to stop the ACCEPTANCE TEST or (b) to extend the ACCEPTANCE TEST period.

         In case of (a) above, after the Error has been rectified, CONTRACTOR shall notify TELKOM seven (7) calendar days before conducting re-testing.

13.6. Minor Remaining Errors. If ACCEPTANCE TEST result indicates the EQUIPMENT shall cause failures other than Major Remaining Errors that do not affect the fundamental operation of any parts of the SYSTEM, then CONTRACTOR shall rectify such Minor Remaining Errors within three
         (3) months after the issuance of BAC.

13.7. Checking on Acceptance Test Report. Upon the completion of such tests as referred to in this Article and CONTRACTOR has submitted reports on the SYSTEM, and any other requirements have been made available in accordance with the provisions of this AGREEMENT, TELKOM shall check all such reports of CONTRACTOR. In the event any part of functionality is not in compliance with TECHNICAL SPECIFICATION under this AGREEMENT or incomplete, TELKOM shall notify CONTRACTOR in writing within seven
         (7) calendar days from the presentation by CONTRACTOR of said reports.

13.8. Cost for Corrections. All costs incurred in connection with corrections as referred to in this Article shall become the full responsibility of CONTRACTOR.

13.9. BAC for SYSTEM shall be issued if the following activities are fulfilled;

             a.   installation is completed;

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              b.   SYSTEM has been tested and is functioning properly in
                   accordance to the TECHNICAL SPECIFICATION and test items without pending items that are detrimental to the functional operation;

              c.   SYSTEM is possible to be commercially operated.

13.10. The issuance of BAC (Buy or Return Acceptance Certificate);. The SYSTEM shall be accepted if CONTRACTOR has shown to TELKOM all requirements in accordance with the TECHNICAL SPECIFICATIONS as referred to in Appendix 9 have been fulfilled under the following conditions:

         a. Within 7 (seven) calendar days after result of stability test, TELKOM will notify CONTRACTOR whether the SYSTEM has been accepted or not;

         b. In the event such reports indicate SYSTEM has been tested and is functioning properly in accordance to the TECHNICAL SPECIFICATION without pending items that are detrimental to the functional operation, then TELKOM c.q. Project Manager will issue BAC for the relevant SYSTEM within seven (7) calendar days after submission of ACCEPTANCE TEST REPORT and Stability Test Report.

              Should TELKOM for whatsoever reason neither inform CONTRACTOR of non-acceptance in writing, nor issue the BAC within the above mentioned seven (7) days period or TELKOM commercially operate the SYSTEM, then the SISTEM shall be deemed accepted and the BAC shall be issued.

         c. The issuance of BAC by TELKOM shall not be withheld due to Minor Remaining Errors by taking into

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              consideration that (i) such deficiency shall not adversely affect normal operation and maintenance work of the SYSTEM in accordance with the Technical Specifikation as referred to in Appendix 5;
              (ii) such deficiency will be put as an attachment to the BAC in order for CONTRACTOR to rectify in accordance with Article 13.7.

 13.11. FINAL BAC shall be issued by TELKOM cq. Project manager, twelve (12) months after the date of BAC provided CONTRACTOR has fulfilled the following conditions:

         a.   all remaining errors have been rectified and reported;

         b.   all warranty obligations have been fulfilled;

         c.   As-Built documentation has been completed and submitted.

ARTICLE 14
GOODS DELIVERY PROCEDURE

14.1. All physical deliveries of Deliverables covered by this Agreement shall be accompanied by a consignment note, which includes:

         a.   Name and registered office of CONTRACTOR;

         b.   Agreement Number;

         c.   Date of shipment and delivery;

         d.   Quantities and type of goods included; and

         e.   Certificate of Origin.

14.2. Delivery of equipment to the intended Location/Site shall be implemented by reference to complete Systems and not piecemeal, except as otherwise mutually agreed between the Parties.

14.3. CONTRACTOR shall be responsible for delivery of the equipment, components and software from the country of origin to the point of landing in Indonesia, and from the point of landing to the intended Location/Site as specified in this AGREEMENT in accordance with Appendix 3 (Implementation Schedule and Project Management). CONTRACTOR and shall be responsible for all inland transportation shipping costs to the intended Location/Site.

14.4. CONTRACTOR represents and warrants that all equipment and components delivered are type-approved by the relevant authorities in Indonesia and have passed quality assurance by TELKOM in accordance with the quality assurance as mentioned in Article 9 and in Appendix 12 (Acceptance Test Items) of this AGREEMENT.

ARTICLE 15
REPORTS AND MEETINGS

15.1 Written reports. CONTRACTOR shall give written reports (progress report) on any stage of the WORKS in accordance with Schedule of Works Implementation as provided in Appendix 2, at least once in a month, which shall be made in five (5) copies, four (4) shall be sent to TELKOM c.q. Project Manager and another one shall be submitted to HEAD OF CONSTRUCTION CENTRE.

15.2 Periodical meetings. For the purpose of the smoothness of the WORKS and to cope with any technical obstacle, TELKOM and CONTRACTOR agree to convene periodical meetings at least once a month or any other time interval as agreed by both Parties from time to time.

ARTICLE 16
PROJECT MANAGEMENT

16.1. CONTRACTOR shall propose a Project Management Plan ("PMP"), in a form as mentioned in Appendix 2. TELKOM and CONTRACTOR shall discuss and mutually agree on the details of the PMP.

16.2. Prior to start-up of Project activities, the Parties shall have agreed on a PMP containing at least the following:

         a.   Role and responsibility;

         b.   Project organization and personnel;

         c.   Reporting of progress and issues.

16.3. CONTRACTOR shall appoint the Project personnel as described in the PMP including a Project Manager who shall be responsible for contact with TELKOM with respect to resolving issues arising in the course of Project implementation.

16.4. The identity and qualifications of all Project personnel proposed by CONTRACTOR to work on the Project, including the Project Manager as mentioned in the PMP shall be notified in writing by CONTRACTOR to TELKOM before appointment. The Project Manager shall only be appointed with TELKOM's prior approval. For all other Project personnel, TELKOM shall inform CONTRACTOR of any objections within seven (7) Days of notification and any Project personnel to whom TELKOM objects shall not be appointed. Replacements must be equally well qualified and appropriate for the Project.

16.5. At TELKOM's sole discretion, TELKOM may appoint its Project Manager with whom CONTRACTOR Project personnel shall maintain close cooperation and communication at all times. TELKOM may also appoint local supervisors with whom CONTRACTOR'S local Project personnel shall maintain close cooperation and communication at all times.

         The Project Manager as appointed by TELKOM for the execution of the WORKS under this AGREEMENT shall be HEAD OF CONSTRUCTION CENTRE, however the owner of the Project which has been appointed in this AGREEMENT is LONG DISTANCE DIVISION.

16.6. TELKOM may object to and, after consultation with CONTRACTOR direct CONTRACTOR to remove from any site immediately any person employed by CONTRACTOR or any sub-contractor at the site who, in the reasonable opinion of TELKOM, misconducts himself, has proved to be unsuitable under the terms of the Scope of Work or is incompetent or negligent in the performance of his duties, and such person shall not be employed again at any Project site except with the prior written approval of TELKOM.

16.7. CONTRACTOR shall submit to TELKOM the required progress report as mentioned in the Scope of Work. With respect to any period covered by a progress report, in the event that CONTRACTOR fails to inform TELKOM of any problem, TELKOM shall be entitled to presume that no such problem arose during such period. However, submission by CONTRACTOR to TELKOM of the specified progress reports will not alter, amend or modify CONTRACTOR obligations pursuant to any provision of this Agreement.

16.8. CONTRACTOR shall provide complete project management support to the Project including without limitation, managing the constituents members of CONTRACTOR and other suppliers, as well as managing the acquisition of required sites, permits and rights of way.

16.9. CONTRACTOR shall immediately deliver newest Performance Schedule to TELKOM. The newest Performance Schedule shall contain important progress step (milestones) including:

         a.   Starting performance on any location;

         b.   Starting detail survey on any location;

         c. Finishing installation, development design, related drawing with Project;

         d. Date of readiness, for commisioning, and Acceptance Test for any location/Site;

16.10. Deliver of equipment, component, software and service by CONTRACTOR shall fulfill provisions of this AGREEMENT include schedule and progress step (milestones) as set out in Appendix 2 (Schedule of Implementation).

16.11. Any changes of Schedule of Implementation shall be based on mutually agreement of the Parties and be legally if its done as Variation duly signed by legal representation from each Party.

16.12.   Site Survey

         1. After the Effective Date of this AGREEMENT award, the CONTRACTOR shall carry out a detailed site survey and engineering taking into consideration the detailed design standard provided by the CONTRACTOR and approved by TELKOM. The CONTRACTOR shall justify the installation/construction designs together with the associated bill of quantities.

         2. Site Surveys shall aim to include, but not limited to, the following activities:

              (i) Determining fiber optic installation route, new building and its supporting facilities including assessing reusability of existing duct systems

              (ii) Baselining reusable supporting facilities, including power supply, buildings.

              (iii) Determining lay-out/placement of the transmission equipment within TELKOM's STO or other TELKOM's building.

         3. CONTRACTOR shall take responsibility for the organizational and administrative activities required to conduct the Site Surveys. CONTRACTOR shall be responsible for all reasonable costs of performing the Site Surveys, including personnel, transportation, accommodation, communications; and shall fund at its own expense the cost of other related party in performing any of the work or analyses contemplated as mentioned in Article 16.12. TELKOM shall only be responsible for the costs of providing accommodations and transport for TELKOM staff involved in the Site Surveys.

16.13.   Design Review Meeting (DRM)

         1. After the performance detailed survey, TELKOM dan CONTRACTOR shall perfom Design Review Meeting.

         2. The first DRM shall be conducted immediately after detailed survey. Further DRMs only intended to be held in case there is any modification design.

         4. CONTRACTOR shall take responsibility for the organizational and administrative activities required to organize all DRMs. CONTRACTOR shall be responsible for all reasonable costs of convening the DRM and shall fund at its own expense the analysis as mentioned in Article 16.13 TELKOM shall only be responsible for the costs of providing accommodations and transport for TELKOM staff attending a DRM.

         5. The Parties shall produce minutes of each DRM in which any substantive agreements shall be recorded as agreements of the Parties, as evidenced by signature of the minutes by the authorized representative of each Party.

         If the Parties cannot reach agreement at the DRM, the matters shall be escalated to senior management of each Party for resolution.

16.14.   Representation at Site Survey and DRM

         TELKOM and CONTRACTOR shall notify each other from time to time regarding their appointments (and any changes to such appointments) of authorized representatives who have authority to execute or make agreements in any DRM and/or monthly meeting on their behalf.

ARTICLE 17
WARRANTY PERIOD

17.1. The WARRANTY PERIOD a period of 12 months starting from the date of BAC for SYSTEM or the date the EQUIPMENT has been used commercially by TELKOM, whichever date comes earlier.

17.2. CONTRACTOR warrants the EQUIPMENT shall work properly and stable in accordance with TECHNICAL SPECIFICATION during the WARRANTY PERIOD. In the event of any damage, error or technical malfunction in normal operation during the WARRANTY PERIOD, CONTRACTOR shall repair and/or replace the damage, error and technical malfunction at its own cost. CONTRACTOR warrants for the period as mentioned in paragraph 1, the hardware is free from manufacture's defect and shall comply to the function as described in TECHNICAL SPECIFICATION. TELKOM's exclusive remedy for breach of the warranty is the repair or replacement of the defective EQUIPMENT.

17.3. In case damage happen during warranty period as mentioned in sub-article (2) of this article, then TELKOM shall notify to PARTNER officially at the latest 30 (thirty) calendar days after damage is found. PARTNER has obligation to repair damages or replace with new one within reasonable period which is agreed by both parties after formal notification of TELKOM except PARTNER could prove that damages is caused as mentioned in Article 39 clause (3) of this Agreement which is submitted by PARTNER within 14 (fourteen) days to TELKOM after receipt of such notice. All costs, fees and other costs arise due to repair or replacement become PARTNER's obligation and responsibility

17.4. Defects during WARRANTY PERIOD. In the event of major defect or disruption to the SYSTEM within twelve (12) months period, save to the extent of Force Majeure events and/or events for which CONTRACTOR not liable under this AGREEMENT, which cumulatively shall exceed or equal to 24 (twenty four) hours of non availability of SYSTEM, then the issuance of the FINAL BAC shall be postponed and the WARRANTY PERIOD of such SYSTEM shall be extended to the number of days of such disruption. CONTRACTOR shall use its best commercially reasonable efforts to provide alternative solution at its own cost.

17.5. CONTRACTOR shall have no obligation and/or responsibility to rectify any errors and/or non-compliances or subsequent errors and non-compliances if these have been caused by TELKOM or third parties which are not nominated or appointed by CONTRACTOR.

ARTICLE 18
SPARE PARTS

18.1. During WARRANTY PERIOD, all parts that are required to be replaced, shall be supplied by CONTRACTOR without charge unless CONTRACTOR is released from this obligation in accordance to Article 39.3. of this AGREEMENT.

18.2. CONTRACTOR shall provide prices and suppliers (local or overseas) information, regarding spare parts, sub assemblies, etc., and advise the required quantities to be purchased and stocked for the successful maintenance of the SYSTEM.

18.3. CONTRACTOR shall provide a list of spare part, description and quantity of EQUIPMENT, module and sub module level as appropriate.

18.4. CONTRACTOR shall agree to supply the spare parts to TELKOM and TELKOM shall have the right to purchase these spare parts from CONTRACTOR for TELKOM's maintenance requirements at a price to be agreed upon. The spare parts or suitable equivalents with the same performance should be available throughout the EQUIPMENT design lifetime of the SYSTEM.

18.5. CONTRACTOR shall agree to provide a list of spare part and consumable items, to the best of its knowledge, to be purchased and stocked by and to be property of TELKOM for maintenance and usage for the SYSTEM for a period of six (6) years after FINAL BAC.

18.6. CONTRACTOR shall provide spare parts and consumable items to be purchased and stocked by TELKOM for a minimum period of six (6) years after the final production of each EQUIPMENT, unless suitable equivalents for spare parts and consumables are available. Subsequent to this, should supplies of any spare parts relevant to the SYSTEM be discontinued, CONTRACTOR shall notify TELKOM at least one (1) year in advance of such discontinuation.

18.7. Spare part and tools as quoted in the Bill of Quantity according to Appendix I of this AGREEMENT shall be delivered by CONTRACTOR upon the BAC of relevant SYSTEM where the spare part pool are located.

CHAPTER 3
COMMERCIAL TERMS AND CONDITIONS

ARTICLE 19
CONTRACT PRICE

19.1 The Contract Value excluding VAT currently at 10%, but including income tax, other taxes, duties and costs in accordance with the prevailing laws and regulations for execution of the Project under this AGREEMENT is amount of US$.4,050,510 (Four million fifty thousand five hundred and ten US Dollar) and Rp.2,457,191,459 (Two billion four hundred fifty seven million one hundred ninety one thousand four hundred and fifty nine Rupiah) with the details as mentioned in Appendix 1 this AGREEMENT.

19.2.    Summary of Contract Price as described in Article 19.1. above are:

                    SOFTSWITCH SYSTEM CLASS-4 PRICE SUMMARY:

--------------------------------------------------------------------------
NO.        SUB ELEMENT           TOTAL COST (IDR)          TOTAL COST (US)
--------------------------------------------------------------------------
 1     Goods and Services         2,425,600,214              3,789,444
--------------------------------------------------------------------------
 2     Spare Part                    31,591,245                202,366
--------------------------------------------------------------------------
 3     Training                               -                 58,700
--------------------------------------------------------------------------
       TOTAL                      2,457,191,459              4,050,510
--------------------------------------------------------------------------

19.3. However, both TELKOM and CONTRACTOR agree in the event the Scope of Works is amended due to the result of the Design Review Meeting as well as the final survey and "As-Built Bill of Quantity" SYSTEM, then the final AGREEMENT PRICE shall be calculated and adjusted accordingly as required.

19.4. No further costs. AGREEMENT PRICE set forth in the breakdown of costs as as mentioned in Appendix 1 of this AGREEMENT shall cover the entirety of parts which are required for the implementation of the WORKS in accordance with this AGREEMENT, save to the extent any additional or reduced WORKS as required by TELKOM in writing as referred to in Article 44 (Works Variation) and Article 3.3 (Adjustment of Scope of Work) with respect to Additional or Reduction of the WORKS under this AGREEMENT.

19.5. Unit prices quoted in Appendix 1 (Price Summary, Bill of Quantity and Spare) are firm fixed prices and shall not be varied except as permitted under this AGREEMENT. Unit prices for equipment are deemed to include payments by CONTRACTOR for all costs of freight, insurance, customs and import duties, taxes related to importation, clearance at the port of entry, inland transportation, warehousing and delivery to the Location/Site where the equipment to be installed. Unit prices for equipment related services shall include survey, planning, design, permits, rights of way, installation, integration, project management, insurance up to transfer of title, testing and commissioning costs, services related to land acquisition, and all related materials and expenses to complete the Project on a turnkey basis as contemplated as mentioned in Article 3.5. Import or custom duties are included in the unit prices as mentioned in Appendix 1 and shall remain fixed.

ARTICLE 20
INSURANCE AND SAFETY

20.1. CONTRACTOR shall arrange and cover the insurance at his own cost for the shipment, during transportation, installation until BAC for all risk according to this AGREEMENT.

20.2. The Insurance company to be appointed by the CONTRACTOR for local transportation and terrestial installation works shall be a local Indonesian Insurance Company PT Asuransi Export Indonesia (PT ASEI) through the broker PT Sarana Janesia Utama (PT
         SJU).

20.3. CONTRACTOR shall arrange the Social Security (ASTEK) insurance for his own employees at his own cost.

ARTICLE 23
TAXES AND IMPORTATION

21.1. Taxes and Importation. All taxes (excluding VAT), stamp duty and other duties in accordance with the Government regulations shall be the responsibility of the CONTRACTOR Any withholding tax shall be deducted directly by TELKOM from the payment to be made to CONTRACTOR in accordance with the prevailing laws which is applicable to this AGREEMENT. VAT and other related taxes shall be settled with the Government directly by TELKOM.

         Upon settlement of VAT and other related taxes between TELKOM and the Government, TELKOM will submit original receipts of settlement to CONTRACTOR, to enable CONTRACTOR to refund the VAT and other related taxes.

21.2. Importer. All the EQUIPMENT (both hardware and software) imported based upon this AGREEMENT shall be conducted under DDP (Delivered Duty Paid) as referred to in Incoterm 2000. Therefore, it is agreed by the Parties hereto that: (i) the Party who acts as the importer shall be CONTRACTOR; and (ii) CONTRACTOR shall use its Import Licence or (Agent's) Master List in conducting custom clearance of the EQUIPMENT from Custom Authority.

21.3. Additional devices. In the event CONTRACTOR shall require additional devices, apparatus or any other tools in carrying out the WORKS which shall be obtained by means of importing them from abroad, then all costs, taxes, retribution and any other levies thereof shall become the responsibility of CONTRACTOR.

21.4. CONTRACTOR, shall be responsible at its own cost, for obtaining in a timely fashion all necessary export permits, licenses and approvals from the country of origin and any intermediate locations, including the payment of any and all levies for freight handling and other costs related to such permits, licenses and approvals.

21.5. Irregularities to importation procedures. CONTRACTOR shall be fully responsible for the occurrence of irregularities to either the delivery of EQUIPMENT from country of origin, transport procedures or supporting import documents, as set forth in the Presidential Instruction Number 3 of 1991 dated 25th July 1991 or any replacement regulations thereof, if any.

ARTICLE 22
TRANSFER OF TITLE AND RISKS

22.1. Event of Transfer. Transfer of title and risk from CONTRACTOR to TELKOM shall occur for each SUB-SYSTEM when (i) BAC has been issued or deemed to have been issued by TELKOM, or (ii) the SYSTEM has been put into commercial operation by TELKOM, whichever is the earliest.

22.2. Remaining CONTRACTOR's responsibilities. Transfer of title as referred to in Article 22.1 shall not impair, release or discharge CONTRACTOR's risks and responsibilities towards warranty over EQUIPMENT and any other materials or towards Minor Remaining Errors in the EQUIPMENT as described in Articles 13.7 dan 13.10 of this AGREEMENT until the issuance of FINAL BAC.

ARTICLE 23
CONTRACTOR'S RIGHT AND OBLIGATION

         Beside the rights and obligations as stated in other Articles of this AGREEMENT, CONTRACTOR shall have the following rights and obligations:

23.1.    CONTRACTOR'S obligations:

         a. To ensure the good performance of Softswitch System until the expiry of WARRANTY PERIOD through repair or replacement as necessary.

         b. To ensure the service quality at least to the minimum requirement until the expiry of WARRANTY PERIOD through repair or replacement as necessary as staled in this AGREEMENT.

         c. Completion of the WORKS according to Article 3 of this AGREEMENT such that the SYSTEM of Softswitch System is functioning in accordance with the Technical Spesification and can be put into commercial operation, in accordance to Article 4.1. of this AGREEMENT.

23.1.    CONTRACTOR'S right:

         To receive the payment from TELKOM in the due time for the execution of AGREEMENT.

ARTICLE 24
TELKOM'S RIGHT AND OBLIGATION

Beside the rights and obligations as stated in other Articles of this AGREEMENT, TELKOM shall have the following rights and obligations:

24.1.    TELKOM'S obligations:

         a. To make the payment to CONTRACTOR for the execution of the WORKS on schedule based on this AGREEMENT.

         b. To issue the recommendation needed by CONTRACTOR to proceed with the permission as stipulated in Article 5 of this AGREEMENT.

         c. To provide the LOCATIONS as well as all the necessary infrastructure (including but not limited to electricity, water supply, air conditioning, security, grounding, fire alarm, fire extinguisher, access road) at the LOCATIONS for the installation of EQUIPMENT in accordance with implementation schedule and the result of Design Review Meeting.

24.2.    TELKOM'S rights:

         a. To get the system performance of the Sotfswitch System Class-4 through repair or replacement as necessary until the expiry of the WARRANTY PERIOD, as detailed in Appendix 5.

         b. To get the service quality at least to the minimum requirement through repair or replacement as necessary until the expiry of the WARRANTY PERIOD, as stated in this AGREEMENT.

CHAPTER 4
TERMS AND CONDITIONS OF FINANCE

ARTICLE 25
PAYMENT'S TERMS AND CONDITIONS

25.1. The Terms and Condition of this WORKS based on this AGREEMENT will be made by TELKOM to CONTRACTOR as follows:

         The implementation of the Project is subject to an arrangement of Buy or Return Basis with the following conditions:

         TELKOM will make fully payment to CONTRACTOR with the following conditions:

         1) Payment Buy or Return System will be made after the BAC issued by TELKOM indicating that the

              SYSTEM has successful and can properly technical and commercial operation.

         2) Contractor has submitted completed and valid invoice in 3 (three) original copies to TELKOM accompined with following document:

              -   Original BAC;

              -   Original Insurance Polis;

              -   Original Warranty Bond;

              - Tax invoice (SSP/Surat Setoran Pajak) and Tax Factur following the applicable Indonesian regulation.

              -   Simple Receipt (Kwitansi)

25.2.    Period of Payment

         Each of payment shall be made within twenty one (21) calendar days after receipt of complete and correct documents by TELKOM.

         If TELKOM delay to make such payment, TELKOM will be imposed the liquidated damage of such delayed with the Government Bank's deposit interest rate per day of delayed invoicing's value and shall be paid together with the such payment under this Article.

25.3.    Address of invoicing.

         Any invoices and related documents under this AGREEMENT shall be submitted to the following addresses:

         To: TELKOM

         PT Telekomuniukasi Indonesia,Tbk
         Att. Senior Manager Shared Services
         DIVISI TELKOM LONG DISTANCE
         Jalan Japati No.1, 2nd Floor
         Bandung 40133

25.4.    Completeness and Correctness

         Documents shall be correct and complete, when fulfil the criteria as stated in the "Required Document Verification for Procurement of Softswitch System Class-4" according to Article 25.1. of this AGREEMENT.

25.5. The payment shall be made by TELKOM to CONTRACTOR though direct transfer which to be addressed to:

          Bank            : FINCONESIA
          Address         : Sentral Senayan I, Lt 6
                            Jl. Asia Afrika No. 8
                            Jakarta 10270

         For USD Portion:

         Account No.     : CM 052 GRBU
         For IDR Portion :

         Account No.     : CM 052 GRBR

         Both in favour of Olex Cables Indonesia The transfer fee shall be responsibility of CONTRACTOR.

ARTICLE 26
PERFORMANCE AND WARRANTY BONDS

26.1 The Performance Bond and Warranty Bond shall be in form of Surety Bond / Quarantee Bank issued by Insurance Company / Bank according to applicable internal TELKOM policy and accepted by TELKOM amounting to 5 % (five percent) of the total CONTRACT VALUE as stated in Article 19, which shall USD 202,525.50 (Two hundred two thousand five hundred twenty five US Dollar and fifty cents) Rp. 122.859.572,95 (One hundred twenty two million eight hundred fifty nine thousand five hundred seventy two Rupiah and ninty five cents).

         The Performance bond shall be valid from the Effective Date of Contract until the last BAC while the Warranty Bonds shall be valid from the last BAC up to the last FINAL BAG.

26.2 The Performance Bond shall be submitted by CONTRACTOR to TELKOM within 14 (fourteen) days from signing of this AGREEMENT while the Warranty Bond shall be submitted on the last BAC. Both of the bonds submitted to:

         PT Telekomunikasi Indonesia, Tbk.
         Att. Senior Manager Shared Services
         DIVISI JSITELKOM LONG DISTANCE
         Jalan Japati No. 1,2nd Floor
         Bandung 40133

26.3 In case either the combined Performance and Bond expires before the WORKS is completed, CONTRACTOR shall extend the validity of the bonds at the latest within fourteen (14) calendar days before its expiration and submit it to:

         PT Telekomunikasi Indonesia, Tbk
         Att. Senior Manager Shared Services
         DIVISI TELKOM LONG DISTANCE
         Jalan Japati No. 1,2nd Floor
         Bandung 40133

26.4 The Performance Bond as stipulated in Article 26.1. shall be released to CONTRACTOR upon submission of the last BAC. The Warranty Bond as stipulated in Article 26.1 shall be released to CONTRACTOR upon submission of the FINAL BAC.

26.5 In the event CONTRACTOR fails to accomplish the WORKS or its parts in accordance with the terms and conditions of this AGREEMENT, due to gross negligence and/or willful misconduct of CONTRACTOR, then CONTRACTOR and TELKOM shall meet to review the situatation. If no mutual agreement reached, then TELKOM is entitled to forfeit the Performance/ Warranty Bond without any written consent from CONTRACTOR and become to property of TELKOM.

26.6. The release of Peformance Bond as described in Article 26.6. above, no waive of CONTRACTOR's obligation as described in Articles 5.5. and 5.6 of this Agreement.

CHAPTER 5
TERMS AND CONDITIONS OF CONSORTIUM ORGANIZATIONAL

ARTICLE 27
CONSORTIUM ORGANIZATION CRITERIA

27.1     The Consortium of which CONTRACTOR is a part shall have at least one
         (1) Indonesian member.

27.2 The Consortium leader shall be required to be the leading technology supplier for pembuat Softswitch System Class-4.

27.3 All substitutions, replacements or other changes to the composition of the membership of CONTRACTOR's Consortium must be submitted to and approved by TELKOM in writing.

ARTICLE 28
ASSIGNMENT AND SUB-CONTRACTING

28.1. CONTRACTOR shall not, without the prior written consent of TELKOM, assign this Agreement, or assign or encumber any of the moneys due or becoming due under it. TELKOM reserves the right to assign this Agreement, without prior approval of CONTRACTOR to an Investor provided the Investor gives CONTRACTOR satisfactory payment assurances in accordance to this AGREEMENT.

28.2. TELKOM reserves the right to assign this Agreement, with the prior approval of CONTRACTOR which such approval shall not be unreasonably withheld, to any of TELKOM's subsidiaries or related companies.

28.3. A schedule of each proposed sub-contractor and the part of the Scope of Work proposed to be performed by such sub-contractor will be submitted on DRM session. In case of any plan to change and/or to add a sub-contractor, CONTRACTOR shall notify TELKOM in writing immediately before the proposed sub-contractor is appointed. TELKOM shall advise within seven (7) Business Days if it has substantive objections to the appointment of any of such proposed sub-contractors and/or the work they were intended to do, and CONTRACTOR shall take such objections into account so as to meet with TELKOM's approval.

28.4. The use of sub-contractors shall in no way relieve CONTRACTOR from its responsibility to deliver the Deliverables to TELKOM (in particular to ensure that any Deliverables comply with all requirements of this AGREEMENT) or to perform necessary tasks such as project management.

28.5. CONTRACTOR shall ensure that the addition or removal of any sub-contractors shall not impact the agreed Contract Value or implementation of the Scope of Work.

ARTICLE 29
INVOLVEMENT OF LOCAL ENTITIES

29.1. CONTRACTOR shall use all reasonable efforts to maximize involvement of entities in Indonesia in its provision of Deliverables, the objective being to maximize financial benefits as well as transfer of knowledge and learning in Indonesia and thereby reduce TELKOM's exposure to foreign exchange risk.

29.2. The undertaking required by TELKOM shall state that CONTRACTOR will, over the duration of the Project, procure certain materials and services within Indonesia (stating all categories of materials and services) to support the local operations of the overseas companies in the Consortium. Further, that all such procurements will be in accordance with this AGREEMENT.

ARTICLE 30
LOGISTICS

30.1. CONTRACTOR shall provide all logistical requirements from the point of origin of the any equipment, components or other Project goods to the applicable Project Location/Site, including of all charges, such as transport and transit, demurrage, storage, insurance, fees, levies, taxes, etc.

30.2. CONTRACTOR shall provide all arrangements for shipping/ transportation, forwarding and servicing equipment, components or other Project goods from point of origin to the Project Location/Site where they are finally deployed.

30.3. CONTRACTOR shall provide all warehousing requirements if needed and explain the locations of the facilities to be used for this purpose. CONTRACTOR will also be required to arrange for warehousing and storage facilities at installation sites to ensure proper storage and protection of all equipment, components or other Project goods. CONTRACTOR shall ensure all equipment is adequately packaged and stored to avoid any damage. While in such warehousing, the equipment and material shall be the sole responsibility of CONTRACTOR.

30.4. CONTRACTOR shall provide all required protection, insurance and other services to ensure safe delivery of the all equipment, components or other Project goods. CONTRACTOR shall be responsible for any damage or loss of goods.

ARTICLE 31
INVENTORY

31.1. CONTRACTOR shall provide all services to ensure proper installation of equipment, components or other goods according to this AGREEMENT, provide optimal operating conditions

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         CONTRACTOR shall provide all tools and equipment necessary to install and commission any Project equipment procured under this AGREEMENT.

31.2 Provision of materials, labor, equipment, tools and machinery for installation shall consist of the following activities:

         a. CONTRACTOR's contractor shall provide all materials (including cables, connectors and other miscellaneous materials), labor, tools, transportation, telecommunication facilities (telephone, facsimile, etc.) and everything else necessary for completion of work in accordance with this AGREEMENT;

         b. CONTRACTOR's contractor shall employ an adequate supervisory force and an adequate staff of experienced technicians and workmen to complete the Scope of Work in a satisfactory and workman like manner within the time as mentioned in this AGREEMENT.

31.3 CONTRACTOR and its sub-contractors provide all equipment, tools, measuring equipment, machinery and electrical power equipment necessary for execution of the Scope of Work in Indonesia; and

31.4 Delivery arid storage of Project equipment and materials shall consist of the following activities:

         a. CONTRACTOR and its sub-contractors shall be responsible for storage arrangements during the interval from the delivery of equipment until it is required for installation;

         b. CONTRACTOR and its sub-contractors shall be responsible for loading and unloading as well as handling of any equipment and materials at all stages up to Commissioning;

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         c.   CONTRACTOR and its sub-contractors shall also be responsible for unpacking (and repacking where necessary), identification and checking of materials and relevant invoices or other documents; and

         d. CONTRACTOR and its sub-contractors shall be responsible for handling and storage of any goods during transportation and at the site.

ARTICLE 32
COMPLIANCE WITH ENVIRONMENTAL STANDARDS

32.1. The Deliverables supplied by CONTRACTOR shall comply with all applicable legal requirements and shall not contain any legally prohibited substances and/or preparations. The Deliverables shall not contain any substances and/or preparations that cannot be processed by means of a normal waste processing method.

32.2. CONTRACTOR shall allow TELKOM to examine its degree of environmental care and provide reasonable assistance to TELKOM in examining that of the manufacturers concerned.

32.3. CONTRACTOR shall provide TELKOM with the information early enough to give TELKOM reasonable time to pass it on to all Parties involved before Deliverables are received:

         a. Such substances and/or preparations present in the equipment are harmful to people, property or the environment, including soil, water and air;

         b. Such substances and/or preparations are located in the equipment and the components concerned shall be treated at the end of their useful life and at the end of the useful life of the equipment, and how such components can be

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              removed from the equipment safely and correctly;

         c. Regulations are applicable to the transport, storage, installation, use, dismantling and processing of the substance in connection with the harm it is capable of causing; and

         d. To improve the information distribution /acquisition process at and by TELKOM to a reasonable extent without its costs.

32.4. CONTRACTOR shall state which components of the equipment are suitable for re-use or recycling other than by incineration at the end of its useful life.

32.5. CONTRACTOR shall provide TELKOM with the above-mentioned information, either via an electronic information carrier or electronically in a commonly used computer program and in a format requested by TELKOM.

32.6 CONTRACTOR shall warrant all of the information which provided to TELKOM is complete and correct to the best of its knowledge.

CHAPTER 6
OTHERS TERMS AND CONDITIONS

ARTICLE 33
DOCUMENTS

33.1. Notwithstanding any other documents to be provided in other articles of this AGREEMENT, CONTRACTOR shall submit five (5) copies of documents relating to this AGREEMENT for each SYSTEM, consists of:

         (i)  As-Built Drawing (original, hard copy and soft copy), within two
              (2) month after BAC;

         (ii) Technical documentation of EQUIPMENT as detailed in the Scope of Works before the issuance of BAC;

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

33.2. CONTRACTOR shall provide an adequate number of handbooks and drawings that shall be required to support equipment maintenance, installation, and test function. Handbooks and drawings shall include assembly drawings, wiring information, schematics, drawings, circuit diagrams/descriptions and complete instruction for familiarization, installation, operation, theory, maintenance, and parts replacements, as well as appropriate system drawings. Instruction handbooks for each piece of equipment shall be prepared separately, and submitted to TELKOM. Instruction handbooks to be supplied shall include the following:

         a.       Installation and system handbooks;

         b.       Equipment handbook including Standard Operating Procedure
                  (SOP) and Standard Maintenance Procedure (SMP);

         c.       Repair handbooks including circuit diagrams;

33.3. Documents retention. Upon the completion of the WORKS, any drawings and documents with respect to the SYSTEM owned by CONTRACTOR related to the WORKS shall be kept for the EQUIPMENT-design-lifetime of such SYSTEM. This is purportedly to enable CONTRACTOR to supply any parts which need replacement and/or expansion of such SYSTEM as agreed by the Parties during the EQUIPMENT-design-lifetime of the SYSTEM.

33.4. Intelectual Property Rights documents. Any intellectual property rights with respect to any drawings, specifications and data issued by the respective Party hereto in regard of this AGREEMENT shall remain the possession of such relevant Parties.

33.5.    Clarification on documents. Any incompleteness, doubts with respect to

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         breakdown and/or elaboration contemplated in any documents, which constitute parts of this AGREEMENT, shall be presented to TELKOM for a clarification.

ARTICLE 34
COSTS FOR SUPERVISION AND HAND OVER

34.1. TELKOM's responsibilities. TELKOM shall bear all costs incurred in connection with its representative in the implementation of supervision, ACCEPTANCE TEST and hand over of each SYSTEM as referred to this AGREEMENT, save to extent all matters concerning utilities and work space in CONTRACTOR's premises which shall become the responsibility of CONTRACTOR.

34.2. CONTRACTOR's responsibilities. CONTRACTOR shall at its own costs, provide all equipment and own staff which are required for the implementation of test, supervision, and inspection in accordance with its requirements until the accomplishment of the BAC.

ARTICLE 35
LIQUIDATED DAMAGES

35.1. Liquidated Damages Amount. For any delay in the completion of WORKS implementation, TELKOM shall be entitled to impose penalty to CONTRACTOR amounting to 1 0/00 (one per mil) of Contract Price excluding 10% VAT for every day delay up to a maximum of five per cent (5%) of the CONTRACT PRICE excluding 10% VAT.

35.2. The sum or sums of money to be paid under Article 35.1 shall be paid as liquidated damages and payable by CONTRACTOR to TELKOM in respect of the loss or damages sustained by reason of such delay and any sum of money paid shall be TELKOM's sole remedy for the delay for which the sums are paid, without prejudice to

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         TELKOM's right of termination AGREEMENT under section 39 of this
         AGREEMENT.

35.3. Time of payment for Liquidated Damage. Liquidated Damage as mentioned in Article 35.1, if any, shall be payable by CONTRACTOR to TELKOM no later than thirty (30) calendar days upon written notice of the imposition of such Liquidated Damages.

35.4. Payment deduction. In the event CONTRACTOR shall fail to make payment on Liquidated Damages referred to above, then TELKOM shall be entitled to Liquidated Damages amounts so imposed by means of deducting forthwith from payment of AGREEMENT PRICE.

ARTICLE 36
INDEMNIFICATION

36.1. Without prejudice to any other provisions of this Agreement, CONTRACTOR shall indemnify TELKOM and hold TELKOM harmless from all damages, cost and expenses arising from any Claims (as defined below), if Claims arise:

         a. as a result of a failure by CONTRACTOR to perform its obligations pursuant to this AGREEMENT or other specific agreement related to this AGREEMENT;

         b. in connection with the work carried out pursuant to its obligations under this AGREEMENT, unless the occurrence of the damage is not attributable to CONTRACTOR;

         c in connection with the faulty design of the equipment or any other material or supplies which are supplied by CONTRACTOR;

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         d.       in connection with an infringement of any Intellectual
                  Property Rights or industrial property right belonging to a third party in relation to Article 41;

         e. In connection with any Claims including any fines or other penalties suffered by TELKOM as a result of the violation by CONTRACTOR or any of its employees or agents of any laws or regulations in Indonesia related to Article 47;

         f. for personal injury to and death of any persons and damage to any property arising out of the performance of this AGREEMENT due to acts or omissions whether negligent or otherwise of CONTRACTOR, its employees, agents or sub-contractors;

         g. In connection with termination by TELKOM for non-delivery of contracted equipment, components or software.

         Provided that TELKOM:

         1.       Gives CONTRACTOR prompt written notice of such Claim;

         2.       Permits CONTRACTOR to defend or settle the Claim;

         3. Does not at any time admit liability in respect of the whole or any part of the Claim or agrees to settle or dispose of the Claim; and

         4. Provides all reasonable assistance to CONTRACTOR in defending or settling the Claim.

38.2. "Claims" shall mean any demands, claims, actions, liabilities, losses, damages awarded by a court or arbitration tribunal against TELKOM, costs (including legal

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         and other professional costs), penalties and expense incurred by TELKOM as a result of a breach by CONTRACTOR or any sub-contractor of any of its obligations, representations, undertakings or warranties under this AGREEMENT.

ARTICLE 37
REPRESENTATION AND WARRANTY

37.1. CONTRACTOR warrants that the EQUIPMENT and SYSTEM to be delivered to TELKOM are new, shall not contain any refurbish parts, having no hidden defect and shall not be originated illegally. CONTRACTOR shall further undertake that all EQUIPMENT (both hardware and software) delivered to TELKOM under this AGREEMENT shall have EQUIPMENT design-life time of product at least ten (10) years as of the date of issuance of BAC, or from the time the EQUIPMENT has been used commercially by TELKOM, whichever occurs first.

37.2. Detriment. In the event during WARRANTY PERIOD i.e. twelve (12) months as of BAC due to fault in design, negligence of workmanship or other similar causes, a detriment or damage to the EQUIPMENT occurs then CONTRACTOR shall start the activities to rectify or replace it with the replaced or rectified ones at CONTRACTOR'S costs, within fourteen (14) calendar days after a written notice has been received by CONTRACTOR from TELKOM.

37.3. Release of obligation. CONTRACTOR shall be fully released from obligations to rectify or replace defective material during WARRANTY PERIOD, if such detriment or damage is caused by the operation of EQUIPMENT which does not follow the procedures determined in the operating manuals or any other reasons which CONTRACTOR can proves that such

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         detriment or damage shall not constitute CONTRACTOR's fault.

37.4. Transportation costs. All costs for transportation with respect to re-export and import, import duties and custom clearance in connection with or due to the rectification or replacement of the damaged EQUIPMENT during the WARRANTY PERIOD shall become the responsibility of CONTRACTOR subject to provisions of Article 17.

37.5. Maintenance of EQUIPMENT after WARRANTY PERIOD. If, upon the expiry of WARRANTY PERIOD of 12 (twelve) months, TELKOM requires maintenance assistance for the EQUIPMENT from CONTRACTOR, then CONTRACTOR shall agree to carry out such maintenance including replacement of the same or comparable spare parts within the EQUIPMENT-design-life time of the EQUIPMENT as mentioned in Article 18 with costs thereof as mutually agreed.

37.6. Failure by CONTRACTOR. If CONTRACTOR fails to accomplish the WORKS, which is due to CONTRACTOR's default, and after the elapse of the agreed implementation schedule, and after the full liquidated damages as stipulated in Article 36 is applied, CONTRACTOR shall be given a reasonable time, which shall be mutually agreed upon, to complete the WORKS. If CONTRACTOR still fails to complete the WORKS after such period, then Articles 5.4., 5.5. and 5.6. of this Agreement shall aplly to CONTRACTOR.

37.7. Undertaking by CONTRACTOR. CONTRACTOR undertakes that all EQUIPMENT, supplied to TELKOM and the execution of the WORKS in accordance with this AGREEMENT and shall meet the state of the art technology, owned by CONTRACTOR or licence to him as agreed upon in the Scope of Work at the date of entering into this AGREEMENT.

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

ARTICLE 38
TRAINING, TRANSFER OF KNOW HOW AND DEVELOPMENT OF INTELLECTUAL PROPERTY

38.1 CONTRACTOR shall provide training to TELKOM employees and TELKOM shall provide qualified employees for training programs provided by CONTRACTOR under this Agreement.

38.2 Training shall be conducted both domestic and overseas according to implementation schedules as specified in Appendix 2 of this Agreement.

38.3. The Syllabus of Training as specified in Appendices 10 of this AGREEMENT.

38.4. The execution of Training by CONTRACTOR shall cooperate with TELKOM's Directorate of HRD and Business Support cq. TELKOM's Training Centre Unit.

ARTICLE 39
TERMINATION OF AGREEMENT

39.1.    CONTRACTOR's Default. CONTRACTOR shall be deemed to be in default if:

         a. CONTRACTOR is not materially executing the WORKS in accordance with this AGREEMENT or is neglecting to perform his obligations thereunder so as to seriously affect the carrying out of the WORKS and fails to remedy the deficiencies, or

         b. CONTRACTOR becomes subject to bankruptcy, insolvency, liquidation or winding-up proceedings in any jurisdiction, or is otherwise insolvent or unable to pay its debts, or if a receiver is appointed over or steps are taken to enforce any security Interest against the whole or a part of its assets; or

         c.       CONTRACTOR is in material breach

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

                  of its obligations as stipulated under this AGREEMENT; or

         d.       CONTRACTOR repudiates this AGREEMENT

         e. If this Project is failed during acceptance test as described in Article 5.4. of this Agreement that TELKOM will not pay averything to CONTRACTOR.

         f. If the Project is failure during acceptance test as described in Article 5.4. then CONTRACTOR shall indemnify TELKOM as specified in Article 5.6. of this Agreement.

39.2. TELKOM shall then immediately dispatch default notice to CONTRACTOR. CONTRACTOR shall then take a reasonable action to remedy its default and send to TELKOM a redemption plan, which describes CONTRACTOR's recovery schedule.

39.3. If within thirty (30) days after the date of notice, CONTRACTOR does not show its intention to remedy the default, TELKOM shall without prejudice to any other right CONTRACTOR may have, terminate this AGREEMENT by issuing a written termination notice thirty (30) days prior to the termination.

39.4. Upon termination of this AGREEMENT notice by TELKOM, CONTRACTOR shall complete the SUB-SYSTEMS which already under construction, which will then be accepted and paid according to the AGREEMENT.

39.5.    TELKOM's Default. TELKOM shall be deemed to be in default if.

         a.       being in bankruptcy, insolvency, liquidation or winding-up

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

                  proceedings in any jurisdiction, or is otherwise insolvent or unable to pay its debts, or if a receiver is appointed over or steps are taken to enforce any security interest against the whole or a part of its assets; or

         b.       fails to meet its contractual obligations, or

         c. fails to make its payment obligation within twenty one (21) calendar days after the first delay occurs;

39.6. In the event TELKOM commits such default, CONTRACTOR shall, as soon as possible, give notice to TELKOM which specifies the default. TELKOM shall within thirty (30) days after the date of such notice diligently pursue to remedy such default.

39.7. If within thirty (30) days after the date of notice, TELKOM does not show its intention to remedy the default, CONTRACTOR shall have the right to terminate the AGREEMENT.

39.8.    Upon termination of this AGREEMENT under Article 39.7 TELKOM will pay:

         a. any EQUIPMENT already delivered and/or installed according to Bill-of-Lading or similar/comparable documents; and

         b.       any Services according to As-Built Survey; and

         c. any materials which are under progress of manufacturing, transport or other means and which are included in the Progress Report upon delivery to TELKOM's premises;

         d. Any reasonable expenses for demobilization according to Cost-Report provided by CONTRACTOR upon presentation of Cost-Report.

         Documents under Article 39.8.a automatically accepted.

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         Documents under Article 39.8. b to d above shall be submitted to TELKOM by CONTRACTOR.

         TELKOM shall respond these documents within ten (10) working days as of receipt of such documents.

         If TELKOM does not respond within such 10 days, then the documents will be deemed as accepted.

         Settlement shall be reached within 60 days. After such 60 days, the matter shall be taken to BANI as mentioned in Article 48.

39.9.    Payment under Article 39.8 shall be effected no later than twenty-one
         (21) days after presentation of the documents. Letter of Termination of the AGREEMENT together with the above mentioned documents will replace all other documents required for receiving payment.

ARTICLE 40
LIABILITY

40.1. CONTRACTOR's liability. CONTRACTOR shall, at its own costs, take all reasonable precautions to prevent any loss or damage to person and property of TELKOM. CONTRACTOR shall be fully liable for losses and claims, which arise in connection with wilful misconduct or gross negligence of CONTRACTOR or its personnels, labors or servants.

40.2. Damage to the equipment. In the event any damage to the equipments belonging to TELKOM during the execution of the WORKS, due to willful misconduct or gross negligence of CONTRACTOR or its personnel or its labors or its subordinates, then a protocol shall be made in writing and to be signed by CONTRACTOR's officer and the supervisor from TELKOM which are appointed to supervise the WORKS. All damages or direct losses or consequential losses referred to in this Article shall be

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         the fully responsibility of CONTRACTOR.

40.3. loss or damage caused by the gross negligence or willful act, fault or omission of CONTRACTOR, its employees, agents or sub-contractors, including any damage or interruption to TELKOM's existing Network during the migration to the new network to be provided by CONTRACTOR; or

40.4. Unless otherwise provided for by mandatory applicable law, the rights and remedies as mentioned in this AGREEMENT are exclusive, and the parties accept these remedies in lieu of any and all other rights and remedies available at law or otherwise, in contract or in tort, for any and all claims of any nature arising out of or in connection with this AGREEMENT or any other agreement regarding its performance.

ARTICLE 41
INTELLECTUAL PROPERTY RIGHTS

41.1. Intellectual Property Rights. The AGREEMENT PRICE as mentioned in this AGREEMENT already covers the amount to be paid for the right to use for the EQUIPMENT. CONTRACTOR will use its best endeavors to undertake that the use of all EQUIPMENT and apparatus thereof by TELKOM will not infringe any intellectual property rights (IPR) of any third party. The term "IPR" shall include patent, mark, industrial design, copyrights and neighboring rights. TELKOM shall inform CONTRACTOR promptly of any third party's claim regarding IPR.

41.2. Third Party claim. In the event any legal claims or any other legal actions against TELKOM in connection with the use of such patent and/or third party intelectual property rights, as mentioned in Article

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         41.1 CONTRACTOR shall indemnify and hold TELKOM harmless for any legal claims, whether in courts or any other forum, and CONTRACTOR shall settle such legal claims at his own costs.

41.3. In the event of any allegation of infringement of any third party's IPR which is subject to indemnification as mentioned in Article 41.2. CONTRACTOR shall use its commercially reasonable efforts at its option,
         (i) to obtain a licence from the third party; (ii) to defend against such allegation through final judgement and all timely fields appeal;
         (iii) to redesign the allegedly infringing products in order to avoid infringement.

41.4. The above Art. 41.3 states the sole and entire obligation of CONTRACTOR with respect to any claim regarding the IPR of any third party.

41.5. CONTRACTOR will have no obligation with respect to any claim or action pursuant to this article unless: (i) CONTRACTOR is promptly notified in writing of such third party claim by TELKOM, within maximum ten (10) calendar days after TELKOM receive written notification/ claim from such third party; and (ii) TELKOM allows CONTRACTOR sole control of the defence and settlement of such third party claims and (iii) TELKOM provides CONTRACTOR with reasonable assistance, at CONTRACTOR's expense, in connection with the settlement and defence of such third party's claims. Notwithstanding the above, TELKOM shall have the right, to employ counsel to participate in any such defense at TELKOM's expense.

41.6. CONTRACTOR shall have no liability for any claim of the nature referred to in this Article based upon: (i) use of the

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         products in a manner other than for which it was intended; (ii)
         unauthorised modification or changes made to the products; (iii) operation of the products in combination with products not supplied by CONTRACTOR; or (iv) CONTRACTOR's compliance with TELKOM's designated designs, material usage or specifications furnished by TELKOM, in which case TELKOM shall defend, indemnify and hold CONTRACTOR harmless against any claim of infringement of any such IPR.

ARTICLE 42
RIGHT OF USE FOR SOFTWARE

42.1. CONTRACTOR hereby grants to TELKOM subject to the terms and conditions of this AGREEMENT a nonexclusive, non-transferable license to use the Licensed Software on the Hardware and the Software Documentation for the TELKOM's internal purposes.

         Without limiting the foregoing, the license does in particular not include the light to modify, copy (other than as mentioned per paragraph 2 below), port, translate or sublicense the Licensed Software and the Software Documentation.

42.2. TELKOM shall be entitled to produce one (1) back-up copy of each item of the Licensed Software, whereby the use of such back-up copy shall be limited to replace the original Licensed Software if the original Licensed Software is inoperable. TELKOM shall keep records about the storage of such back-up copies and present such the records to CONTRACTOR on demand.

42.3. Certain programs of the Licensed Software and/or the Software Documentation may be proprietary to third party licensors of CONTRACTOR

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         who may be direct and intended third party beneficiaries of certain terms and conditions herein relating to the protection of such third party proprietary Software. TELKOM agrees those third party beneficiaries may enforce these terms and conditions directly against TELKOM.

42.4. The Licensed Software may contain freeware or shareware obtained by CONTRACTOR from a third party source. No license fee has been paid by CONTRACTOR for the inclusion of any such freeware or shareware, and no license fee is charged to TELKOM for its use. TELKOM acknowledges and agrees that CONTRACTOR provides no warranties and shall have no liability whatsoever in respect of TELKOM's possession and/or use of the freeware or shareware.

ARTICLE 43
SPECIFIC CONDITIONS

43.1. Confidentiality on INFORMATION. The Parties agree to perform their best efforts in keeping confidentiality on INFORMATION with respect to this AGREEMENT and The Parties shall ensure its directors, employees, agents, or servants shall not disclose information, data, documentation and knowledge to third parties without written approval from the other party, nor shall produce information, data, documentation and knowledge in the form of paper, cassettes, diskettes, discs or any other forms, save to extent that such action is performed as a report to the relevant Governmental agencies as required by the laws.

43.2. Exceptions of INFORMATION. The provision as mentioned in Article 43.1 above shall not apply in the event such INFORMATION has become public

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         domain or upon the expiry of 10-year period as of the signature of this
         AGREEMENT.

ARTICLE 44
WORKS VARIATION

44.1. Changes to the scope of Works. The Scope of Work shall be adjusted and executed (i) under an Amendment to this AGREEMENT after the detailed survey, design and engineering is completed and approved by TELKOM, and
         (ii) after the final As-Built Bill of Quantity is completed and approved by TELKOM.

44.2. Upon mutual agreement between the Parties, TELKOM may alter the Scope of Works, Drawing, specification design, place or time of delivery, addition or reduction of WORKS. Changes of WORKS, can be conducted prior to or at the commencement of the WORKS under an implementation schedule, feasibility and possible Agreement Price variation as mutually agreed upon by Parties.

44.3. Cost addition/reduction. If such alteration shall cause cost addition or reduction and/or changes of completion period of WORKS, then an adjustment shall be made to the AGREEMENT Price and/or completion period of WORKS based upon mutual agreement of the Parties;

44.4. Agreement variation. Any variations to the content of this AGREEMENT, whether with respect to Scope of Works, Agreement Price, Period or any other parts of this AGREEMENT shall bind TELKOM and CONTRACTOR if it expressly made in writing and agreed by TELKOM and CONTRACTOR by providing and signing an amendment to this AGREEMENT.

44.5. Unit Price. The agreed unit prices for variations to the Scope of Work being performed under this AGREEMENT shall be the same as the unit prices detailed in this AGREEMENT until FINAL BAC.

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         This does not include free of charge items as applicable or if no unit price is given.

ARTICLE 45
NATIONAL REGULATIONS

CONTRACTOR shall obey all prevailing regulations and governmental policies in Indonesia whether those have been expressly provided in the provisions of laws or not.

ARTICLE 46
FORCE MAJEURE

46.1. Definition of Force Majeure. Force Majeure shall mean events or circumstances which occur beyond reasonable control of the Parties hereto which cause the stoppage or prevention of the implementation of AGREEMENT such as earthquake, flood, landslides, typhoon, fires, explosion, sabotage, riots, disturbances, military actions, strikes, changes in law, orders or regulations of public authorities.

46.2. Notices. Any event which categorized as Force Majeure shall be informed to the other Party within fourteen (14) calendar days at the latest upon such occurrence. If such period is exceeded, the other Party is entitled to refuse such Force Majeure as the reasons of the delay or the failure to perform such party's obligation.

46.3. Delays due to Force Majeure. If, due to Force Majeure, the implementation of manufacturing, delivery, construction, installation, training, ACCEPTANCE TEST or any other program shall be temporarily prevented, then the period of program implementation so prevented shall be revised by extending the implementation period of the affected activity/program. If this shall affect the completion period as mentioned in this AGREEMENT, then Parties shall agree to extend the completion period of the WORKS with the number of days at least

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         equal to the prevention of the program implementation mentioned above plus a reasonable time necessary to re-mobilise and to cover the impact of the Force Majeure (e.g. bad weather).

46.4. Changes to AGREEMENT PRICE. The extension period of program implementation or completion period of the WORKS in connection with the Force Majeure event as mentioned in Article 46.1 shall not cause the increase of AGREEMENT PRICE.

46.5. Liability in the event of Force Majeure. All damages in connection with the occurrence of Force Majeure shall become the responsibility of the respective Party hereto.

46.6. if the WORKS are suspended, due to the occurrence of Force Majeure, for more than six (6) months in the aggregate, by giving 30 day prior notice, either Party shall have the right to terminate this AGREEMENT and TELKOM shall pay CONTRACTOR for all WORKS carried out until the occurrence of Force Majeure, excluding any EQUIPMENT which is still originally packed and located at TELKOM's LOCATIONS.

46.7. For the avoidance of doubt, in the event of termination due to Force Majeure, TELKOM shall pay for the followings against supporting documents:

         (i) EQUIPMENT already on site;

         (ii) Services already performed;

46.8. Such termination shall not omit the rights and obligations of the Parties which have occurred before such Force Majeure event.

ARTICLE 47
APPLICABLE LAW

This AGREEMENT construed and under perception of law of the Republik of Indonesia.

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ARTICLE 48
SETTLEMENT OF DISPUTES

48.1. Amicable settlement. Any discrepancies or disputes arising between TELKOM and CONTRACTOR with respect to the execution of this AGREEMENT or all matters in connection with the implementation of this AGREEMENT or all related mailers thereof shall be settled amicably between Parties based upon good faith.

48.2. BANI. In the event that such disputes cannot be settled amicably within sixty (60) days, then the dispute shall be submitted to the Indonesian National Board of Arbitration (or "BANI") in Jakarta in accordance with rules and procedures of BANI. The governing law shall be the Indonesian law, while the proceeding language shall be in Bahasa Indonesia.

48.3. Nature of BANI decision. The Parlies hereto agree decision of BANI shall be final and binding upon them and therefore no other legal appeal may be permitted to any court of competence. Upon decision of BANI aforesaid, all terms and conditions of this AGREEMENT shall remain valid and the respective Parties' obligations shall be completed until such dispute is declared to be settled.

ARTICLE 49
CORRESPONDENCES

All correspondences in connection with the implementation of this AGREEMENT shall be made in Indonesian or English and addressed to:

FOR TELKOM:

1. Head of Long Distance Division
   PT.TELEKOMUNIKASI INDONESIA, Tbk.
   TELKOM Building 2nd Floor
   Jl. Japati No.1
   Bandung 40133 - INDONESIA
   Phone 022-4522317
   Fax   022-4522321

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2. Head of TELKOM Construction Centre
   PT.TELEKOMUNIKASI INDONESIA, Tbk.
   TELKOM Building 2nd Floor
   Jl.Japati No.1
   Bandung 40133 - INDONESIA
   Phone 022-4526417
   Fax   022-7206530

FOR CONTRACTOR:

   Project Manager - Softswitch
   Consortium Santera-Olex
   Wisma Bisnis Indonesia Lt.15
   Jl. S Parman Kav.12,Jakarta 11480
   Phone 021 535 7443
   Fax   021 535 7243
   Att. Mr. Rudy Widjanarso

ARTICLE 50
MISCELLANEOUS

50.1. Headings. All headings of the articles set forth in this AGREEMENT shall only be for convenience and therefore it shall not alter, add or affect certain meaning in the interpretation of this AGREEMENT.

50.2. Languages. This AGREEMENT is provided in two (2) languages being Indonesian and English languages each of which shall have the same meaning, provided that in the event of discrepancy between them, then Indonesian language version shall prevail.

50.3. CONTRACTOR shall make by its own costs twenty five (25) copies of this AGREEMENT to be delivered to TELKOM for the control of implementation of the AGREEMENT and other related activities.

50.4. In the event any of the articles of this AGREEMENT is unenforceable, then such article shall be deleted and shall be deemed to be of no force or effect. The Parties shall, to the extent possible, negotiate in good faith to agree upon an enforceable provision having a materially similar effect, and this AGREEMENT shall be amended accordingly.

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50.5.    In the implementation of this Agreement the parties shall consider business ethics as a public ethics to success and result of deployment quality. Violation of such business ethics as attached in Appendix 15 of this Agreement cause of be canceled or be terminated this Agreement without any claim by CONTRACTOR to TELKOM.

ARTICLE 51
EFFECTIVE DATE OF CONTRACT (EDC)

This AGREEMENT shall be effective from the date signing of this AGREEMENT by duly authorized Representatives of the Parties.

IN WITHNESS WHEREOF, this AGREEMENT is made in two (2) original and executed in Jakarta by duly representatives of the Parties hereto in view of prevailing laws, bearing sufficient stamp duties, each of which shall be binding and having the same legal power.

                           Signed by:

                           For and on behalf of:

         TELKOM                                           CONTRACTOR
                                               PT.OLEX CABLES INDONESIA (LEADER)

                                               [STAMPED]

/s/ AGUS UTOYO                                 /s/FADJAR TJOANDA
--------------                                 -----------------
     AGUS UTOYO                                         FADJAR TJOANDA
   Director of HRD                                    President Director
And Business Support


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